Filed Pursuant to Rule 424(b)(2)

File No. 333-114775

Supplement to

Preliminary Prospectus Supplement dated December 2, 2004

and

Prospectus dated June 23, 2004

$

Wells Fargo & Company

Annual Coupon Notes Linked to the Dow Jones Global Titans 50 SM due June     , 2010

This supplement relates to the above-referenced notes being offered by Wells Fargo & Company and should be read together with the accompanying preliminary prospectus supplement dated December 2, 2004 and the prospectus dated June 23, 2004. The terms of the notes are set forth in the accompanying preliminary prospectus supplement and prospectus.

Page S-25 of the accompanying preliminary prospectus supplement is replaced by the following page.

Wells Fargo Securities, LLC

The date of this supplement is December 8, 2004.

Hypothetical Returns

The table below illustrates, for a range of hypothetical final index levels and average index levels:

•	the hypothetical final index level;

•	the hypothetical average index level;

•	the hypothetical percentage change of the final index level from the initial index level;

•	the hypothetical percentage change of the average index level from the initial index level;

•	the hypothetical additional amount per $1,000 note;

•	the hypothetical total amount payable at stated maturity per $1,000 note;

•	the hypothetical aggregate annual interest payments;

•	the hypothetical pre-tax total rate of return; and

•	the hypothetical pre-tax annualized rate of return,

in each case assuming the interest rate on the notes is 2.00%, the midpoint of the specified range for the interest rate.

Hypothetical Final Index Level	Hypothetical Average Index Level	Hypothetical Percentage Change of Final Index Level From Initial Index Level	Hypothetical Percentage Change of Average Index Level From Initial Index Level	Hypothetical Additional Amount Per $1,000 Note	Hypothetical Total Amount Payable At Stated Maturity Per $1,000 Note	Hypothetical Aggregate Annual Interest Payments(1)	Hypothetical Pre-Tax Total Rate of Return(1)	Hypothetical Pre-Tax Annualized Rate of Return(2)
75.66	132.40	-60.00%	-30.00%	—	$600.00	$112.12	-28.79%	-6.10%
132.40	132.40	-30.00%	-30.00%	—	$900.00	$112.12	1.21%	0.22%
189.14	132.40	0.00%	-30.00%	—	$1,000.00	$112.12	11.21%	1.95%

75.66	151.31	-60.00%	-20.00%	—	$600.00	$112.12	-28.79%	-6.10%
151.31	151.31	-20.00%	-20.00%	—	$1,000.00	$112.12	11.21%	1.95%
226.97	151.31	20.00%	-20.00%	—	$1,000.00	$112.12	11.21%	1.95%

75.66	170.23	-60.00%	-10.00%	—	$600.00	$112.12	-28.79%	-6.10%
170.23	170.23	-10.00%	-10.00%	—	$1,000.00	$112.12	11.21%	1.95%
264.80	170.23	40.00%	-10.00%	—	$1,000.00	$112.12	11.21%	1.95%

94.57	189.14	-50.00%	0.00%	—	$700.00	$112.12	-18.79%	-3.76%
189.14(3)	189.14	0.00%	0.00%	—	$1,000.00	$112.12	11.21%	1.95%
283.71	189.14	50.00%	0.00%	—	$1,000.00	$112.12	11.21%	1.95%

113.48	208.05	-40.00%	10.00%	$100.00	$900.00	$112.12	1.21%	0.22%
208.05	208.05	10.00%	10.00%	$100.00	$1,100.00	$112.12	21.21%	3.54%
302.62	208.05	60.00%	10.00%	$100.00	$1,100.00	$112.12	21.21%	3.54%

132.40	226.97	-30.00%	20.00%	$200.00	$1,100.00	$112.12	21.21%	3.54%
226.97	226.97	20.00%	20.00%	$200.00	$1,200.00	$112.12	31.21%	5.02%
321.54	226.97	70.00%	20.00%	$200.00	$1,200.00	$112.12	31.21%	5.02%

151.31	245.88	-20.00%	30.00%	$300.00	$1,300.00	$112.12	41.21%	6.39%
245.88	245.88	30.00%	30.00%	$300.00	$1,300.00	$112.12	41.21%	6.39%
340.45	245.88	80.00%	30.00%	$300.00	$1,300.00	$112.12	41.21%	6.39%

(1)	Assumes the interest payments are reinvested to maturity at a rate equal to LIBOR with a term corresponding to the time remaining to maturity.
(2)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(3)	The hypothetical initial index level.

S-25